Exhibit 99.1

STELLAR RESOURCES,  LTD.  APPOINTS NEW CEO

LAS VEGAS, NV. May 11th, 2009 /PRNewswire-FirstCall/ - Stellar Resources, Ltd. (OTC Bulletin Board: SRRL), announced today that Luigi Rispoli has resigned his position as Chief Executive Officer and will continue his role as the Company’s President.

The Company is pleased to announce the appointment of Lee Balak to the Board of Directors and as Chief Executive Officer.

As a businessman, Mr. Balak brings to the Board over 30 years experience in the public markets sector. Throughout his career, he has worked in various capacities from founder to CEO.  Mr. Balak has specialized experience on projects located within Asia, Africa and Central and South America, and has had great success in dealing with the governments in those areas.

Mr. Balak has been involved with companies through their permitting process and in the commissioning of production with various facilities in the precious metals sector.

Mr. Rispoli commented. “We are extremely pleased to welcome Mr. Balak to the Board of Directors. We know he brings a wealth of information from the mining sector and will be a valuable asset to the Company.”

On behalf of the Board
Stellar Resources Ltd.

‘Luigi Rispoli, President’

Safe Harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Stellar Resources Ltd. has little or no control.